Exhibit 99

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES REPORTS FISCAL 2024

FIRST QUARTER OPERATING RESULTS

•	First quarter reported net sales increased 3.5 percent year-over-year to $1.6 billion, and internal sales increased 2.8 percent.

•	Drove adjusted operating margin[1] expansion for business overall and across both Dental and Animal Health segments.

•	Delivered first quarter GAAP earnings of $0.32 per diluted share and adjusted earnings of $0.40 per diluted share, a 25 percent increase over the prior year period.

•	Returned $54.9 million to shareholders through dividends and share repurchases.

•	Reaffirmed fiscal 2024 GAAP earnings guidance of $2.14 to $2.24 per diluted share and adjusted earnings[1] guidance of $2.45 to $2.55 per diluted share.

St. Paul, Minn. — August 30, 2023 — Patterson Companies, Inc. (Nasdaq: PDCO) today reported consolidated net sales of $1.6 billion (see attached Sales Summary for further details) in its fiscal 2024 first quarter ended July 29, 2023, an increase of 3.5 percent compared to the same period last year. Internal sales, which are adjusted for the effects of currency translation and contributions from recent acquisitions, increased 2.8 percent over the prior year period.

Reported net income attributable to Patterson Companies, Inc. for the first quarter of fiscal 2024 was $31.2 million, or $0.32 per diluted share, compared to $24.6 million, or $0.25 per diluted share, in the first quarter of fiscal 2023. Adjusted net income1 attributable to Patterson Companies, Inc., which excludes deal amortization, totaled $38.6 million for the first quarter of fiscal 2024, or $0.40 per diluted share, compared to $31.7 million, or $0.32 per diluted share, in the first quarter of fiscal 2023. The year-over-year increase in reported and adjusted net income attributable to Patterson Companies, Inc. in the first quarter of fiscal 2024 is primarily due to sales execution and operating margin expansion within both business segments.

“Patterson had a strong start to fiscal 2024, delivering internal sales growth and enhanced profitability in the first quarter,” said Don Zurbay, President and CEO of Patterson Companies. “Our initiatives to drive margin improvement were successful in helping us achieve adjusted operating margin expansion across the company and the Dental and Animal Health segments. Continued execution of our proven strategy and the resilient end markets in which we operate make us well positioned to drive improved performance over the long term.”

Patterson Dental

Reported net sales in the Dental segment for the first quarter of fiscal 2024 were $567.3 million. Internal sales increased 2.1 percent compared to the fiscal 2023 first quarter. Internal sales of consumables increased 4.6 percent year-over-year. Excluding the deflationary impact of certain infection control products, internal sales of consumables increased 6.9 percent year-over-year. Compared to the prior year period, internal sales of equipment decreased 5.7 percent and internal sales of value-added services increased 5.8 percent.

Patterson Animal Health

Reported net sales in the Animal Health segment for the first quarter of fiscal 2024 were $1.01 billion. Internal sales growth of 4.0 percent year-over-year was driven by growth in both the companion animal and production animal businesses. Within the Animal Health segment, internal sales of consumables grew 3.5 percent, equipment and software decreased 3.7 percent and value-added services increased 72.3 percent.

Balance Sheet and Capital Allocation

During the first quarter of fiscal 2024, Patterson Companies used $253.4 million of cash from operating activities and collected deferred purchase price receivables of $242.0 million, using $11.4 million in cash, compared to using $49.6 million in the prior year period. Free cash flow1 (see definition below and attached free cash flow table) during the first quarter of fiscal 2024 improved by $35.7 million compared to the first quarter of fiscal 2023 due to a decreased level of working capital during the first quarter of fiscal 2024.

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

In the first quarter of fiscal 2024, Patterson Companies declared a quarterly cash dividend of $0.26 per share and returned $25.4 million in cash dividends to shareholders. Also, under an existing share repurchase authorization, the company repurchased approximately $29.5 million of shares during the first quarter of fiscal 2024. As of the end of the first quarter of fiscal 2024, Patterson had approximately $380 million of share repurchase authority remaining on its current share repurchase authorization.

Fiscal 2024 Guidance

Patterson Companies today reaffirmed its fiscal 2024 earnings guidance, which is provided on both a GAAP and non-GAAP adjusted1 basis:

•	GAAP earnings are expected to be in the range of $2.14 to $2.24 per diluted share.

•	Non-GAAP adjusted earnings[1] are expected to be in the range of $2.45 to $2.55 per diluted share.

•	Our non-GAAP adjusted earnings[1] guidance excludes the after-tax impact of:

•	Deal amortization expenses of approximately $29.3 million ($0.31 per diluted share).

Our guidance reflects the strength of our business and competitive positioning, as well as our expectations for the North American and international end markets in which we operate, which we expect to be affected by the ongoing challenges of inflationary trends and higher interest rates as well as a potential slow-down in the broader economy. Beyond macroeconomic and geopolitical uncertainty, our guidance further assumes that there are no material adverse developments associated with wide-spread public health concerns.

1Non-GAAP Financial Measures

The Reconciliation of GAAP to non-GAAP Measures table appearing behind the accompanying financial information is provided to adjust reported GAAP measures, namely operating income, other income (expense), net income before taxes, income tax expense, net income, net income attributable to Patterson Companies, Inc. and diluted earnings per share attributable to Patterson Companies, Inc., for the impact of deal amortization along with the related tax effect of this item.

The term “free cash flow” used in this release is defined as net cash used in operating activities less capital expenditures plus the collection of deferred purchase price receivables.

In addition, the term “internal sales” used in this release represents net sales adjusted to exclude the impact of foreign currency and the impact from recent acquisitions. Foreign currency impact represents the difference in results that is attributable to fluctuations in currency exchange rates the company uses to convert results for all foreign entities where the functional currency is not the U.S. dollar. The company calculates the impact as the difference between the current period results translated using the current period currency exchange rates and using the comparable prior period’s currency exchange rates. The company believes the disclosure of net sales changes in constant currency provides useful supplementary information to investors in light of fluctuations in currency rates.

Management believes that these non-GAAP measures may provide a helpful representation of the company’s performance and enable comparison of financial results between periods where certain items may vary independent of business performance. These non-GAAP financial measures are presented solely for informational and comparative purposes and should not be regarded as a replacement for corresponding, similarly captioned, GAAP measures.

First Quarter Conference Call and Replay

Patterson Companies’ fiscal 2024 first quarter conference call will start at 8:30 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on the Patterson Companies website. A replay of the fiscal 2024 first quarter conference call can be heard for one week at 1-800-770-2030 and by providing the Conference ID 71954 when prompted.

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

About Patterson Companies Inc.

Patterson Companies Inc. (Nasdaq: PDCO) connects dental and animal health customers in North America and the U.K. to the latest products, technologies, services and innovative business solutions that enable operational and professional success. Our comprehensive portfolio, distribution network and supply chain is equaled only by our dedicated, knowledgeable people who deliver unrivalled expertise and unmatched customer service and support.

Learn more: pattersoncompanies.com

This press release contains, and our officers and representatives may from time to time make, certain “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding future financial performance, and the objectives and expectations of management. Forward-looking statements often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could” or “may.”

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance on any of these forward-looking statements.

Any number of factors could affect our actual results and cause such results to differ materially from those contemplated by any forward-looking statements, including, but not limited to, the following: wide-spread public health concerns as we experienced, and may continue to experience, with the COVID-19 pandemic; our dependence on suppliers to manufacture and supply substantially all of the products we sell; potential disruption of distribution capabilities, including service issues with third-party shippers; our dependence on relationships with sales representatives and service technicians to retain customers and develop business; adverse changes in supplier rebates or other purchasing incentives; risks of selling private label products, including the risk of adversely affecting our relationships with suppliers; the risk of technological and market obsolescence for the products we sell; the risk of failing to innovate and develop new and enhanced software and e-services products; our dependence on positive perceptions of Patterson’s reputation; risks associated with illicit human use of pharmaceutical products we distribute; risks inherent in acquiring and disposing of assets or other businesses and risks inherent in integrating acquired businesses; turnover or loss of key personnel or highly skilled employees; risks associated with information systems, software products and cyber-security attacks; risks related to climate change; our ability to comply with restrictive covenants and other limits in our credit agreement; the risk that our governing documents and Minnesota law may discourage takeovers and business combinations; the effects of the highly competitive dental and animal health supply markets in which we compete; the effects of consolidation within the dental and animal health supply markets; exposure to the risks of the animal production business, including changing consumer demand, the cyclical livestock market, weather conditions, the availability of natural resources and other factors outside our control, and the risks of the companion animal business, including the possibility of disease adversely affecting the pet population; exposure to the risks of the health care industry, including changes in demand due to political, economic and regulatory influences and other factors outside our control; increases in over-the-counter sales and e-commerce options; risks from the formation or expansion of GPOs, provider networks and buying groups that may place us at a competitive disadvantage; risks of litigation and government inquiries and investigations, including the diversion of management’s attention, the cost of defending against such actions, the possibility of damage awards or settlements, fines or penalties, or equitable remedies (including but not limited to the revocation of or non-renewal of licenses) and inherent uncertainty; failure to comply with health care fraud or other laws and regulations; change and uncertainty in the health care industry; failure to comply with existing or future U.S. or foreign laws and regulations including those governing the distribution of pharmaceuticals and controlled substances; failure to comply with evolving data privacy laws and regulations; tax legislation; risks inherent in international operations, including currency fluctuations; and uncertain macro-economic conditions, including inflationary pressures.

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive, accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results.

You should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, (“Risk Factors”) in our most recent Form 10-K and information which may be contained in our other filings with the U.S. Securities and Exchange Commission, or SEC, when reviewing any forward-looking statement.

Investors should understand it is impossible to predict or identify all such factors or risks. As such, you should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We do not undertake any obligation to release publicly any revisions to any forward-looking statements whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:	John M. Wright, Investor Relations
COMPANY:	Patterson Companies Inc.
TEL:	651.686.1364
EMAIL:	investor.relations@pattersoncompanies.com

MEDIA CONTACT:	Patterson Corporate Communications
COMPANY:	Patterson Companies Inc.
TEL:	651.905.3349
EMAIL:	corporate.communications@pattersoncompanies.com

WEB:	pattersoncompanies.com
SOURCE:	Patterson Companies Inc.

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PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	July 29, 2023	July 30, 2022
Net sales	$1,576,745	$1,523,265
Gross profit	319,055	312,133
Operating expenses	280,833	277,289

Operating income	38,222	34,844
Other income (expense):
Other income, net	11,901	1,780
Interest expense	(9,512)	(5,563)

Income before taxes	40,611	31,061
Income tax expense	9,481	6,801

Net income	31,130	24,260
Net loss attributable to noncontrolling interests	(104)	(330)

Net income attributable to Patterson Companies, Inc.	$31,234	$24,590

Earnings per share attributable to Patterson Companies, Inc.:
Basic	$0.33	$0.25

Diluted	$0.32	$0.25

Weighted average shares:
Basic	95,544	96,629
Diluted	96,190	97,794
Dividends declared per common share	$0.26	$0.26

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 29, 2023	April 29, 2023
ASSETS
Current assets:
Cash and cash equivalents	$108,573	$159,669
Receivables, net	408,929	477,384
Inventory	912,666	795,072
Prepaid expenses and other current assets	341,974	351,011

Total current assets	1,772,142	1,783,136
Property and equipment, net	221,300	212,283
Operating lease right-of-use assets, net	99,267	92,956
Goodwill and identifiable intangibles, net	379,172	388,293
Investments	160,993	160,022
Long-term receivables, net and other	250,757	242,456

Total assets	$2,883,631	$2,879,146

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$717,426	$724,993
Other accrued liabilities	228,411	250,949
Operating lease liabilities	29,910	28,390
Current maturities of long-term debt	36,000	36,000
Borrowings on revolving credit	76,000	45,000

Total current liabilities	1,087,747	1,085,332
Long-term debt	450,603	451,231
Non-current operating lease liabilities	72,406	67,376
Other non-current liabilities	161,634	156,672

Total liabilities	1,772,390	1,760,611
Stockholders’ equity	1,111,241	1,118,535

Total liabilities and stockholders’ equity	$2,883,631	$2,879,146

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended
	July 29, 2023	July 30, 2022
Operating activities:
Net income	$31,130	$24,260
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	21,033	20,178
Non-cash employee compensation	7,015	7,159
Non-cash losses (gains) and other, net	2,268	3,559
Change in assets and liabilities:
Receivables	(154,602)	(171,148)
Inventory	(114,323)	(91,124)
Accounts payable	(11,093)	(22,926)
Accrued liabilities	(21,715)	(60,061)
Other changes from operating activities, net	(13,079)	(12,436)

Net cash used in operating activities	(253,366)	(302,539)
Investing activities:
Additions to property and equipment and software	(17,087)	(14,554)
Collection of deferred purchase price receivables	242,013	252,909
Payments related to acquisitions, net of cash acquired	(1,108)	—

Net cash provided by investing activities	223,818	238,355
Financing activities:
Dividends paid	(25,432)	(25,418)
Repurchases of common stock	(29,508)	(15,000)
Payments on long-term debt	(750)	—
Draw on revolving credit	31,000	116,000
Other financing activities	1,574	(2,142)

Net cash provided by (used in) financing activities	(23,116)	73,440
Effect of exchange rate changes on cash	1,568	(1,710)

Net change in cash and cash equivalents	(51,096)	7,546
Cash and cash equivalents at beginning of period	159,669	142,014

Cash and cash equivalents at end of period	$108,573	$149,560

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

SALES SUMMARY

(Dollars in thousands)

(Unaudited)

	July 29, 2023	July 30, 2022	Total Sales Growth	Foreign Exchange Impact	Acquisition Impact	Internal Sales Growth
Three Months Ended
Consolidated net sales
Consumable	$1,315,725	$1,261,769	4.3%	0.3%	0.2%	3.8%
Equipment	163,971	173,935	(5.7)	(0.3)	—	(5.4)
Value-added services and other	97,049	87,561	10.8	0.1	5.8	4.9

Total	$1,576,745	$1,523,265	3.5%	0.2%	0.5%	2.8%

Dental
Consumable	$352,047	$337,840	4.2%	(0.4)%	—%	4.6%
Equipment	137,549	146,510	(6.1)	(0.4)	—	(5.7)
Value-added services and other	77,704	73,567	5.6	(0.2)	—	5.8

Total	$567,300	$557,917	1.7%	(0.4)%	—%	2.1%

Animal Health
Consumable	$963,678	$923,929	4.3%	0.5%	0.3%	3.5%
Equipment	26,422	27,425	(3.7)	—	—	(3.7)
Value-added services and other	20,890	9,016	131.7	2.7	56.7	72.3

Total	$1,010,990	$960,370	5.3%	0.5%	0.8%	4.0%

Corporate
Value-added services and other	$(1,545)	$4,978	(131.0)%	—%	—%	(131.0)%

Total	$(1,545)	$4,978	(131.0)%	—%	—%	(131.0)%

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

OPERATING INCOME BY SEGMENT

(In thousands)

(Unaudited)

	Three Months Ended
	July 29, 2023	July 30, 2022
Operating income (loss)
Dental	$38,670	$36,895
Animal Health	29,693	21,859
Corporate	(30,141)	(23,910)

Total	$38,222	$34,844

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(Dollars in thousands, except per share amounts)

(Unaudited)

For the three months ended July 29, 2023	GAAP	Deal amortization	Non-GAAP
Operating income	$38,222	$9,626	$47,848
Other income (expense), net	2,389	—	2,389

Income before taxes	40,611	9,626	50,237
Income tax expense	9,481	2,304	11,785

Net income	31,130	7,322	38,452
Net loss attributable to noncontrolling interests	(104)	—	(104)

Net income attributable to Patterson Companies, Inc.	$31,234	$7,322	$38,556

Diluted earnings per share attributable to Patterson Companies, Inc.*	$0.32	$0.08	$0.40

Operating income as a % of sales	2.4%		3.0%
Effective tax rate	23.3%		23.5%

For the three months ended July 30, 2022	GAAP	Deal amortization	Non-GAAP
Operating income	$34,844	$9,351	$44,195
Other income (expense), net	(3,783)	—	(3,783)

Income before taxes	31,061	9,351	40,412
Income tax expense	6,801	2,237	9,038

Net income	24,260	7,114	31,374
Net loss attributable to noncontrolling interests	(330)	—	(330)

Net income attributable to Patterson Companies, Inc.	$24,590	$7,114	$31,704

Diluted earnings per share attributable to Patterson Companies, Inc.*	$0.25	$0.07	$0.32

Operating income as a % of sales	2.3%		2.9%
Effective tax rate	21.9%		22.4%

*	May not sum due to rounding

PATTERSON COMPANIES | 1031 Mendota Heights Road | Saint Paul, MN 55120	NEWS RELEASE

PATTERSON COMPANIES, INC.

FREE CASH FLOW

(In thousands)

(Unaudited)

	Three Months Ended
	July 29, 2023	July 30, 2022
Net cash used in operating activities	$(253,366)	$(302,539)
Additions to property and equipment and software	(17,087)	(14,554)
Collection of deferred purchase price receivables	242,013	252,909

Free cash flow	$(28,440)	$(64,184)